EXHIBIT 10.34

SIXTH AMENDMENT TO THE

BENEFIT RESTORATION PENSION PLAN OF AVON PRODUCTS, INC.

THIS SIXTH AMENDMENT is made to the Benefit Restoration Pension Plan of Avon Products, Inc. by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the “Company”).

INTRODUCTION

The Company maintains the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Plan”) which was last amended and restated as of December 1, 2005. The Company now desires to amend the Plan to require the Company to cash-out a member, if the lump sum equivalent actuarial cash value of the member’s accrued benefit on the date the member’s benefit is payable is $25,000 or less, regardless of the deferral election such member has made. In addition, in the event a benefit is payable to a beneficiary as a result of the member’s death, the Company also has the right to cash out the beneficiary if the lump sum equivalent actuarial cash value is $25,000 or less. Such amendment will be effective on September 8, 2006.

AMENDMENT

NOW, THEREFORE, the Company does hereby amend the Plan as follows:

Effective as of September 8, 2006, by adding a new Section 3.5 to read as follows:

“3.5 Mandatory Cash-Out of Small Account Balances. On and after September 8, 2006, if the Equivalent Actuarial Value of a Member’s Supplemental Benefit at the time of the Member’s termination of employment is less than or equal to twenty-five thousand dollars ($25,000), then the Company will pay the Member or his or her Beneficiary, if applicable, a cash lump sum payment, regardless of the form and timing of benefit payments that the Member has previously elected, if any; provided that such payment by the Company may only be made if the payment is made in connection with the termination of such Member’s interests in all similar arrangements that would constitute non-qualified deferred compensation plans under Code Section 409A (as provided under Internal Revenue Service regulations and other guidance issued thereunder). Any such payment will be made by the Company no later than December 31 of the year in which the Member’s termination of employment occurs or, if later, by the 15th day of the third month following the month in which the Member’s termination of employment occurs.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Sixth Amendment.

IN WITNESS WHEREOF, the Company has caused this Sixth Amendment to be executed on the date set forth below.

AVON PRODUCTS, INC.

Date: September 7, 2006	By:	/s/ Andrea Jung
	Title:	Chairman & CEO

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